Community Bankers Trust Corporation Announces
Appointment of New Board Members

March 11, 2011 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it has appointed Glenn J. Dozier and S. Waite Rawls III to its Board of Directors.  Messrs. Dozier and Rawls will also serve as directors of the Bank.

Mr. Dozier has more than 35 years of accomplishments in delivering strong management results in a wide variety of industries and environments.  He also has provided successful leadership in general management, finance, strategic planning, human resources, property management and information systems.  Mr. Dozier has been Senior Management Consultant and acting Chief Financial Officer of each of MolecularMD Corp., Xcovery Inc. and Biocatalyst International Inc., a consortium of molecular diagnostic, clinical trial testing and cancer drug development entities based in Portland, Oregon and West Palm Beach, Florida, since 2009.  He was also an authorized representative with Riverstone Properties LLC, a real estate management firm based in Richmond, Virginia, from 2006 to 2010.  In addition, Mr. Dozier has served in the past as the Chief Financial Officer of each of Upstate Group, Inc., a biotechnology firm in Charlottesville, Virginia, This End Up Furniture Company, a furniture and home decorating manufacturer and retailer in Richmond, Virginia, Hagler Bailly, Inc., a management consulting firm based in Arlington, Virginia, Displaytech, Inc., a hi-tech manufacturer and developer of proprietary miniature, visual display panels in Boulder, Colorado, Owens & Minor, Inc., a medical and surgical supplies distributor based in Mechanicsville, Virginia, and AMF Companies, a multi-national and multi-industry firm in Westbury, New York and Richmond, Virginia.

Mr. Rawls has numerous years of leadership positions in, among others, the technology, financial management and capital market fields.  He also has 16 years of working experience in the banking industry, serving as Vice Chairman of Continental Bank in Chicago, Illinois for three years and with Chemical Bank, including serving as Managing Director, in New York, New York.  Mr. Rawls has been President of the Museum of the Confederacy since moving to Richmond, Virginia in 2004.  He has also been President and Chief Operating Officer of Priva Technologies, Inc., a start-up technology company in Chicago, Illinois, and Chief Operating Officer of Ferrell Capital Management in Greenwich, Connecticut.

Rex L. Smith, III, who has been selected to be President and Chief Executive Officer of the Company and the Bank following regulatory approval, stated, “The Company looks forward to the fresh perspectives that Glenn and Waite will bring to the Board, as we maintain the positive momentum in working through our past problems and producing a culture of consistent profitability.  The experience that Glenn and Waite have in running businesses, and providing strategic insight for those companies, will help greatly in achieving our goals both in the near term and for the future.”

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia.  The Company also operates one loan production office.  Additional information is available on the Company’s website at www.cbtrustcorp.com.

Contact:  John M. Oakey, III
Community Bankers Trust Corporation
804-934-9999